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                                                                      EXHIBIT 99

NEWSRELEASE                                                      [WILLIAMS LOGO]

NYSE: WMB

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DATE: June 17, 2003

                        WILLIAMS CLOSES $1.1 BILLION SALE
                  DIVESTS INTEREST IN WILLIAMS ENERGY PARTNERS

           TULSA, Okla. - Williams (NYSE:WMB) announced today that it has completed the sale of its 54.6 percent ownership interest in Williams Energy Partners L.P. (NYSE:WEG) in a $1.1 billion transaction.

         The buyer, a Delaware limited partnership recently formed by the private equity firms Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P., paid approximately $510 million in cash at closing for Williams' interests in the partnership. In addition, the transaction has the effect of removing $570 million of the partnership's debt from Williams' consolidated balance sheet.

         Williams expects to recognize a pre-tax gain of at least $270 million to $285 million, which will be reported in discontinued operations in its second quarter financial results.

         "Williams has completed asset sales in a thoughtful, orderly manner. Each sale, along with our recent financings, are precise steps toward a stronger foundation for a redefined Williams," said Steve Malcolm, chairman, president and chief executive officer.

           With today's proceeds, Williams has received nearly all of the expected $2.75 billion cash from asset sales that have been closed or announced this year.

         More than 800 Williams employees provided general, administrative and operations support to Williams Energy Partners at the time the transaction closed. Nearly all of these individuals will become employees of the buyer or the partnership.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Brad Church
                    Williams (media relations)
                    (918) 573-3332

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.